Exhibit 10.01

EXECUTION VERSION

EXHIBIT 10.01

$1,750,000,000

CREDIT AGREEMENT

dated as of

July 26, 2011

among

PRAXAIR, INC.

THE ELIGIBLE SUBSIDIARIES REFERRED TO HEREIN

THE LENDERS LISTED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent

CITIBANK, N.A.

and

HSBC BANK USA, N.A.

Syndication Agents

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

THE ROYAL BANK OF SCOTLAND PLC,

Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.

and

HSBC SECURITIES (USA) INC.,

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

Commitment Schedule

Mandatory Cost Schedule

Exhibit A – Note

Exhibit B – Competitive Bid Quote Request

Exhibit C – Invitation for Competitive Bid Quotes

Exhibit D – Competitive Bid Quote

Exhibit E – Opinion of Counsel for the Company

Exhibit F – Election to Participate

Exhibit G – Election to Terminate

Exhibit H – Opinion of Counsel for an Eligible Subsidiary

Exhibit I – Assignment and Assumption Agreement

Exhibit J – Extension Agreement

CREDIT AGREEMENT

AGREEMENT dated as of July 26, 2011 (this “Agreement”) among PRAXAIR, INC., the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS listed on the signature pages hereof and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Additional Lender” has the meaning set forth in Section 2.21.

“Adjusted CD Rate” has the meaning set forth in Section 2.07(b).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address set forth on the signature pages hereof or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (which shall promptly following receipt thereof give a copy to the Company) duly completed by such Lender.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternative Currency” means Euro, British Sterling, Swiss Francs and Canadian Dollars; provided that any other currency (except Dollars) may also be an Alternative Currency if (i) the Company requests, by notice to the Administrative Agent, that such currency be included as an additional Alternative Currency for purposes of this Agreement, (ii) such currency is freely transferable and is freely convertible into Dollars in the London foreign exchange market, (iii) deposits in such currency are customarily offered to banks in the London interbank market, and (iv) each Lender, by notice to the Administrative Agent, approves the inclusion of such currency as an additional Alternative Currency for purposes hereof. The Lenders’ approval of any such additional Alternative Currency may be limited to a specified maximum Dollar Amount or a specified period of time or both.

“Alternative Currency Loan” means a Syndicated Loan that is made in an Alternative Currency pursuant to the applicable Notice of Committed Borrowing.

“Applicable Lending Office” means, with respect to any Lender and any Loan made by it hereunder to any Borrower, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office for Loans of that nature) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Applicable Lending Office for such purpose by not less than five Domestic Business Days’ notice to the Company and the Administrative Agent.

“Assessment Rate” has the meaning set forth in Section 2.07(b).

“Assignee” has the meaning set forth in Section 11.06(c).

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Euro-Currency Base Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Syndicated Loan which bears interest at the Base Rate plus the applicable Base Rate Margin pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

“Base Rate Margin” means a rate per annum determined in accordance with Section 2.24.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing” has the meaning set forth in Section 1.03.

“British Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Euro-Currency Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollars” or “Can $” means the lawful currency of Canada.

“Calendar Quarter” means a three-month period consisting of (i) each January, February, and March, (ii) each April, May and June, (iii) each July, August and September or (iv) each October, November and December.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lenders or Swingline Lender (as applicable) and the Lenders, as collateral for Letter of Credit Liabilities, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CD Base Rate” has the meaning set forth in Section 2.07(b).

“CD Loan” means a Syndicated Loan which bears interest at a CD Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“CD Margin” means a rate per annum determined in accordance with Section 2.24.

“CD Rate” has the meaning set forth in Section 2.07(b).

“CD Reference Banks” means Bank of America, Citibank, N.A. and HSBC Bank USA, National Association.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date of this Agreement, regardless of the date enacted, adopted or issued.

“Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.21 and (iii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09, 2.21 or Section 11.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a Syndicated Loan or a Swingline Loan.

“Company” means Praxair, Inc., a Delaware corporation, and its successors.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate Loan” means a loan to be made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid LIBOR Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the rate applicable to Base Rate Loans pursuant to Section 8.01).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

“Competitive Bid Quote” has the meaning set forth in Section 2.03(d).

“Competitive Bid Quote Request” has the meaning set forth in Section 2.03(b).

“Consolidated Book Net Worth” means at any date the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, determined as of such date, calculated without giving effect to changes in the cumulative foreign currency translation adjustment after June 30, 2011.

“Consolidated Net Tangible Assets” means the total Net Tangible Assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the date of the Company’s last published consolidated balance sheet.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Debt” means at any date all consolidated Debt of the Company and its Consolidated Subsidiaries determined as of such date.

“Continuing Director” means at any date a member of the Company’s board of directors who was either (i) a member of such board twelve months prior to such date or (ii) nominated for election to such board by at least a majority of the Continuing Directors then in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate Dollar Amount of its Loans at such time (including any participations in Swingline Loans purchased by it and excluding any participations in Swingline Loans sold by it) plus its Letter of Credit Liabilities at such time.

“Debt” of any Person means at any date, without duplication, to the extent required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures or notes;

(iii) all obligations of such Person for installment purchase transactions involving the purchase of property or services over $5,000,000 for any particular transaction, except trade accounts payable and expense accruals arising in the ordinary course of business;

(iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles;

(v) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit; and

(vi) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default; provided that, with respect to Section 6.01(k), no Default shall be deemed to have occurred until the time period for appeal has expired.

“Defaulting Lender” means, subject to Section 2.19(c), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, to confirm in writing, that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender (x) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender and (y) with respect to clauses (a) through (c) above, if such Lender’s failure to fund is based on such Lender’s reasonable good faith determination that any applicable condition in Article 3 has not been satisfied and such Lender has notified the Administrative Agent and the Company in writing prior to the time of such proposed funding; provided that this clause (y) does not affect any Lender’s liability it may have for failing to perform any of its funding obligations hereunder.

“Dollar Amount” means, at any time:

(a) with respect to an amount denominated in Dollars, such amount; and

(b) with respect to an amount denominated in an Alternative Currency, an equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

The Administrative Agent or the applicable Issuing Lender shall promptly notify the Borrower of each Dollar Amount determined by it pursuant to clause (b) of the preceding sentence.

“Dollar-Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.

“Dollars” and the sign “$” mean lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Consolidated Subsidiary” with respect to any Person means a Consolidated Subsidiary of such Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Loans” means CD Loans or Base Rate Loans or both.

“Domestic Reserve Percentage” has the meaning set forth in Section 2.07(b).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit F hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit G hereto.

“Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary, in each case, as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Subsidiary and the Company in such number of copies as the Administrative Agent may request. If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Consolidated Subsidiary, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the Company’s guaranty thereof. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means all applicable federal, state, local and foreign laws, ordinances, codes, regulations, orders and requirements relating to the protection of, or discharge of materials into, the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substance Control Act; the Clean Water Act; the Clean Air Act; and the Safe Drinking Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro” and the sign “€” mean the single shared currency of the participating member states of the European Union.

“Euro-Currency Base Rate” means:

(a) for any Interest Period with respect to a Euro-Currency Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if such rate is unavailable, such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period, for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or the relevant Alternative Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Currency Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 A.M. (London time) two Euro-Currency Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 A.M., London time, determined two Euro-Currency Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency Loan, in which case such day shall only be a Euro-Currency Business Day if in addition such day is a day on which (i) in the case of an Alternative Currency Loan to be made in Euros, the Trans-European Automated Real-Time Gross Settlement Express Transfer system is open for business and (ii) in the case of an Alternative Currency Loan to be in a currency other than Euros, commercial banks are open for business (including dealings in deposits in such Alternative Currency) in London and the principal financial center in the country which issues the currency in which such Alternative Currency Loan is to be made.

“Euro-Currency Loan” means either a Euro-Dollar Loan or an Alternative Currency Loan.

“Euro-Currency Margin” means a rate per annum determined in accordance with Section 2.24.

“Euro-Currency Rate” has the meaning set forth in Section 2.07(c).

“Euro-Currency Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to the United States residents).

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Loan” means a Syndicated Loan denominated in Dollars which bears interest at a Euro-Currency Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Reference Banks” means the principal London offices of Bank of America, Citibank, N.A. and HSBC Bank USA, National Association.

“Event of Default” has the meaning set forth in Article 6.

“Evergreen Letter of Credit” means a Letter of Credit that is automatically extended unless the applicable Issuing Lender gives notice to the beneficiary thereof stating that such Letter of Credit will not be extended.

“Existing Credit Agreement” means the Credit Agreement dated as of December 23, 2004 among the Company, the banks parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, as syndication agent, as amended and extended prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to (including provisions enacted in substitution for) Sections 1471 through 1474 of the Internal Revenue Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying requirements similar to those applicable under Sections 1471 through 1474.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means CD Loans, Euro-Currency Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the rate applicable to Base Rate Loans) or any combination of the foregoing.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Percentage of the total Letter of Credit Liabilities outstanding in respect of Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of the total Swingline Loans outstanding other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Limit” means, with respect to (i) Bank of America, as Issuing Lender, $125,000,000, (ii) Citibank, N.A., as Issuing Lender, $125,000,000, (iii) HSBC Bank USA, N.A., as Issuing Lender, $125,000,000 and (iv) with respect to any other Issuing Lenders, such amount as mutually agreed between such Issuing Lender and the Company, in each case as such amount may be modified from time to time by mutual agreement of the Company and such Issuing Lender.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time, (ii) all Loans to the same Borrower which are CD Loans having the same Interest Period at such time and (iii) all Euro-Currency Loans to the same Borrower denominated in the same currency and having the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person, and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements,

by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii) entered into for the purpose of ensuring in any legally enforceable manner the obligee of such Debt of the payment thereof or to protect such obligee in any legally enforceable manner against loss in respect thereof (in whole or in part);

provided that the term Guarantee shall not include:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) obligations that are not required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto;

(c) “unconditional purchase obligations” (including take-or-pay contracts) as defined in and as required to be disclosed pursuant to Statement of Financial Accounting Standards No. 47 and the related interpretations, as the same may be amended from time to time, but only to the extent the aggregate present value amount of all such obligations of the Company and its Consolidated Subsidiaries (other than amounts reflected on the balance sheet of the Company and its Consolidated Subsidiaries) is equal to or less than 5% of the net sales of the Company and its Consolidated Subsidiaries as set forth in the Company’s consolidated statement of income, determined as of the end of the preceding quarter for the twelve months then ending; and

(d) any obligations required to be disclosed pursuant to the Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, issued March 1990, the Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, issued December 1991, and the Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, issued October 1994, and their related interpretations, as the same may be amended from time to time (except to the extent any such obligation is required to be reflected on the balance sheet of the Company and its Consolidated Subsidiaries).

The term “Guarantee” used as a verb has a corresponding meaning.

“Increase Date” has the meaning set forth in Section 5.05.

“Interest Period” means: (1) with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice, or, if each Lender agrees, nine or twelve months thereafter; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding

Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of the calendar month which is a number of months after the month in which such Interest Period begins equal to the length of such Interest Period; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the calendar month which is a number of months after the month in which such Interest Period begins equal to the length of such Interest Period; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(4) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

Notwithstanding the foregoing, all Interest Periods at any one time outstanding hereunder shall end on not more than 18 different dates, and the duration of any Interest Period which would otherwise exceed such limitation shall be adjusted so as to coincide with the remaining term of such other then current Interest Period as the Company and the Administrative Agent may agree.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the corporate family rating of such Person, if any exists, from Moody’s is Baa3 or higher.

“Invitation for Competitive Bid Quotes” has the meaning set forth in Section 2.03(c).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means Bank of America, Citibank, N.A. and HSBC Bank USA, National Association and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the Company, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Lender” means each bank listed on the signature pages hereof, each Additional Lender or Assignee which becomes a Lender pursuant to Section 2.21 or Section 11.06(c), and their respective successors, in each case for so long as such Person shall be a party to this Agreement.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender in accordance with Section 2.16.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Percentage of the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Leverage Ratio” means, at any time, the ratio of (x) Consolidated Total Debt to (y) the sum of Consolidated Total Debt plus Consolidated Book Net Worth at such time.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the Euro-Currency Base Rate pursuant to Section 2.03.

“Licensing Agreement” has the meaning specified in Section 2.25(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or both, as the context may require.

“Loan Documents” means this Agreement and the Notes.

“Mandatory Cost” means the percentage per annum calculated by the Administrative Agent in accordance with the Mandatory Cost Schedule attached hereto.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Markit” means Markit Group, Ltd.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, which could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or (ii) the rights and remedies of the Lenders under the Loan Documents.

“Material Debt” means Debt (other than the Loans) of the Company and/or one or more Material Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $200,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Material Subsidiary” means (i) any one or more Restricted Subsidiaries (but, solely for purposes of paragraphs (h) and (i) of Section 6.01, only if such Subsidiaries have combined Consolidated Net Tangible Assets representing more than 2% of Consolidated Net Tangible Assets), (ii) any one or more other Subsidiaries having combined Net

Tangible Assets representing more than 7.5% of Consolidated Net Tangible Assets and (iii) solely for purposes of paragraphs (h) and (i) of Section 6.01, any Eligible Subsidiary not covered by (i) or (ii) to which any Loan is outstanding or for whose account any Letter of Credit Liabilities are outstanding.

“Maximum Leverage Ratio” has the meaning set forth in Section 5.05.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Net Tangible Assets” means, as to any Person, its gross assets, net of depreciation and other proper reserves, less its goodwill and other intangible assets.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

“Notice of Issuance” has the meaning set forth in Section 2.16(e).

“Obligor” means the Company or any Eligible Subsidiary.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Outstanding Committed Amount” means, as to any Lender at any time, the sum of (i) the aggregate Dollar Amount of Syndicated Loans made by it which are outstanding at such time, plus (ii) its Percentage of the aggregate Dollar Amount of the Letter of Credit Liabilities at such time, plus (iii) its Percentage of the aggregate Dollar Amount of Unrefunded Swingline Loans at such time.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 11.06(b).

“Patriot Act” has the meaning set forth in Section 3.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate of all of the Commitments at such time, as such percentage may be adjusted pursuant to Section 2.19. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 11.06.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Quarterly Date” means each March 31, June 30, September 30 and December 31; provided, that if any such date falls on a day that is not a Domestic Business Day, the Quarterly Date shall be the next succeeding Domestic Business Day.

“Reference Banks” means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and “Reference Bank” means any one of such Reference Banks.

“Reference Pricing Agent” means Markit in its capacity as reference pricing agent or any successor thereto.

“Register” has the meaning set forth in Section 2.05(a).

“Regulation D” and “Regulation U” means Regulation D and Regulation U, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning set forth in Section 2.16(h).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders with more than 50% of the aggregate amount of the Credit Exposures at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time any of the foregoing amounts attributable to it.

“Restricted Subsidiary” means:

(i) any Domestic Consolidated Subsidiary of the Company; and

(ii) Praxair Canada Inc.

“Revaluation Date” means (a) with respect to any Alternative Currency Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Loan denominated in an Alternative Currency pursuant to Section 2.10, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), and (iii) such additional dates as the Administrative Agent or the applicable Issuing Lender shall reasonably determine or the Required Lenders shall reasonably require. Notwithstanding the foregoing, the Revaluation Date shall occur at least quarterly upon the request of the Administrative Agent.

“Revolving Credit Period” means the period from and including the Effective Date to and including the Termination Date.

“Spot Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Subsidiary” with respect to any Person means any corporation or other entity of which such Person directly or indirectly owns a majority of the securities or other ownership interests having ordinary voting power to elect the board of directors or other persons performing similar functions. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Swingline Lender” means Bank of America.

“Swingline Loan” means a loan made by a Swingline Lender pursuant to Section 2.01(b).

“Swingline Takeout Loan” means a Base Rate Loan made pursuant to Section 2.18.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndicated Loan” means a Loan made by a Lender pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Syndicated Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Taxes” has the meaning set forth in Section 8.04(a).

“Termination Date” means, with respect to any Lender, (i) July 26, 2016, or (ii) such later day to which the Termination Date may be extended with respect to such Lender pursuant to Section 2.01(c); provided, that in the case of clause (i) and (ii), if such day is not a Euro-Currency Business Day, then the Termination Date shall be the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Currency Business Day.

“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrefunded Swingline Loans” has the meaning set forth in Section 2.18(b).

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except for qualifying shares held by directors or foreign nationals in accordance with applicable law) are at the time owned by the Company or one or more other Wholly-Owned Consolidated Subsidiaries.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in U.S. generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of U.S. generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of U.S. generally accepted accounting principles as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of U.S. generally accepted accounting principles as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in U.S. generally accepted accounting principles after the date hereof.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 in the same currency on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by method of determining interest on the Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Currency Borrowing, a CD Borrowing or a Competitive Bid Borrowing (excluding any such Borrowing consisting of Swingline Loans or Competitive Bid LIBOR Loans bearing interest at the rate applicable to Base Rate Loans), and a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Syndicated Borrowing” is a Borrowing under Section 2.01(a) in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the participating Lenders are determined on the basis of their bids in accordance therewith).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. (a) Syndicated Loans. During the Revolving Credit Period each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans denominated in Dollars or in an Alternative Currency to any Borrower from time to time in amounts such that (i) such Lender’s Outstanding Committed Amount shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this subsection (other than a Swingline Takeout Borrowing) shall be in a minimum aggregate Dollar Amount of $5,000,000 and, in the case of a Dollar-Denominated Borrowing, a multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available to the Borrowers in accordance with Section 3.03 and any such Borrowing pursuant to Section 2.16(a) or Section 2.18(a) may be in the amount specified therein) and shall be made from the several Lenders ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

(b) Swingline Loans. From time to time prior to the Termination Date, the Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company in Dollars pursuant to this subsection from time to time in amounts such that (i) its Outstanding Committed Amount shall not exceed the amount of its Commitment and (ii) the aggregate principal amount of Swingline Loans at any time outstanding shall not exceed $75,000,000. Within the foregoing limits, the Company may borrow under this subsection, repay or prepay Loans and reborrow at any time during the Revolving Credit Period under this subsection. Each Borrowing under this subsection 2.01(b) shall be in an aggregate principal amount of $100,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03).

(c) The Termination Date may be extended on up to two occasions, but not more than once per calendar year, in the manner set forth in this subsection (c) for a period of one year from the Termination Date then in effect. If the Company wishes to request an extension of the Termination Date, the Company shall give written notice to that effect to the Administrative Agent no later than one year prior to the Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 30 days of such notice to the Administrative Agent. Any Lender not responding to such request within such time period shall be deemed to have responded negatively to such request. The Company may request the Lenders that do not elect to extend the Termination Date to assign their Commitments in their entirety to one or more Assignees pursuant to Section 11.06 which Assignees will agree to extend the Termination Date. If Lenders with more than 51% of the aggregate amount of the Credit Exposures at such time (including such Assignees and excluding their respective transferor Lenders) respond affirmatively, then, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit J hereto duly completed and signed by all of the parties thereto, the Termination Date shall be extended to the first anniversary of the Termination Date then in effect.

(d) If any Lender rejects, or is deemed to have rejected the Company’s request to extend the Termination Date, then (i) this Agreement shall terminate on the Termination Date then in effect with respect to such Lender and (ii) the Company shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date. On the date of termination of such non-extending Lender’s Commitment, the extending Lenders’ Percentages of Letter of Credit Liabilities and participation obligations in Swingline Loans shall be redetermined without including the Commitment of such non-extending Lender; provided, that, after giving effect thereto, the Outstanding Committed Amount of each extending Lender shall not exceed its Commitment. The Company shall, if and to the extent necessary to permit such reallocation of participations in accordance with the proviso in the preceding sentence, either (x) prepay (or cause another Borrower to prepay) Loans (subject, in the case of any Fixed Rate Loan, to Sections 2.12 and 2.14) or (y) Cash Collateralize Letter of Credit Liabilities and Swingline Loans, and such termination and reallocation of participations in Letters of Credit and Swingline Loans shall be conditioned upon its having done so.

Section 2.02. Making of Committed Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) (i) not later than 12:00 Noon (New York City time) on (w) the date of each Base Rate Borrowing, (x) the first Domestic Business Day before each CD Borrowing, (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, and (z) the fourth Euro-Currency Business Day before each Alternative Currency Borrowing and (ii) not later than 2:00 P.M. (New York City time) on the date of each Swingline Loan, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Swingline Loan and a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;

(b) the currency and the aggregate amount (in such currency) of such Borrowing;

(c) whether the Loans comprising such Borrowing are to be Swingline Loans;

(d) in the case of a Syndicated Borrowing in Dollars, whether the Loans comprising such Borrowing are to bear interest initially at the rate applicable to Base Rate Loans, a CD Rate or a Euro-Currency Rate; and

(e) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Competitive Bid Loans in Dollars or in Canadian Dollars to the Borrower from time to time during the Revolving Credit Period. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent a request (a “Competitive Bid Quote Request”) substantially in the form of Exhibit B hereto so as to be received not later than (x) 11:00 A.M. (New York City time) on the fourth Euro-Dollar Business Day before the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) 9:00 A.M. (New York City time) on the Domestic Business Day which is the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction;

(ii) the currency and aggregate Dollar Amount of such Borrowing, which shall be not less than $5,000,000 and, in the case of Dollar-Denominated Loans, a multiple of $1,000,000;

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly after receiving a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders an invitation (an “Invitation for Competitive Bid Quotes”) substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may submit a quote (a “Competitive Bid Quote”) containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection 2.03(d) and must be submitted to the Administrative Agent by facsimile at its address referred to in Section 11.01 not later than 11:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any Affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour before the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes before the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles 3 and 8, any Competitive Bid Quote so made shall not be revocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing;

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be a Dollar Amount of at least $5,000,000 and, in the case of a Dollar-Denominated Loan, a multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

(C) in the case of a LIBOR Auction, the margin above or below the applicable Euro-Currency Base Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate;

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan; and

(E) the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (i) any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (ii) any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 12:00 Noon (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii) the Dollar Amount of each Competitive Bid Borrowing must be at least $5,000,000 and, in the case of Dollar-Denominated Loans, a multiple of $1,000,000;

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000 or Can $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly (but in any event on the same day such Notice of Borrowing is received by the Administrative Agent) notify each Lender participating therein of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing:

(A) if such Borrowing is to be made in Dollars, not later than 1:30 P.M. (New York City time), in funds immediately available in New York City, to the Administrative Agent at its office specified in or pursuant to Section 11.01; or

(B) if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in funds immediately available to the Administrative Agent or such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at such time and place as shall have been notified by the Administrative Agent to the Borrower and the Lenders.

Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, (i) if such Borrowing is to be made in Dollars, the Administrative Agent shall make such aggregate funds available to the Borrower by depositing the proceeds thereof, in like funds as received by the Administrative Agent, in the account of the Borrower with the Administrative Agent as promptly as practicable, but in no event later than 2:00 P.M. (New York City time) on the date of such Borrowing and (ii) if such Borrowing is to be made in an Alternative Currency, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to 1:30 P.M. (New York City time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate (if such Borrowing is in Dollars) or the applicable Euro-Currency Base Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement. Nothing contained in this subsection (c) shall relieve any Lender which has failed to make available its share of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(d) The failure of any Lender to make available to the Administrative Agent its share of any Borrowing on the date of such Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make available to the Administrative Agent its share of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available the share of any Borrowing to be made available by such other Lender on such date of Borrowing.

Section 2.05. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations hereunder.

(b) Each Borrower hereby agrees that, promptly upon the request of any Lender at any time, such Borrower shall deliver to such Lender a single Note, in substantially the form of Exhibit A hereto, duly executed by such Borrower and payable to the order of such Lender and representing the obligation of such Borrower to pay the unpaid principal amount of all Loans made to such Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c) Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation or endorsement nor any error therein shall affect the obligations of any Borrower hereunder or under the Notes. Such Lender is hereby irrevocably authorized by each Borrower so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon on the Termination Date.

(b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the last day of the Interest Period applicable to such Borrowing.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made to but excluding the date it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the applicable Base Rate Margin. Such interest shall be payable to but excluding the date of actual payment in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day.

(b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum (the “CD Rate”) equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (4)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day.

The “Adjusted CD Rate” applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

[ CDBR ] *
ACDR=	[––––––––––] + AR
[ 1.00 - DRP ]
ACDR = Adjusted CD Rate
CDBR = CD Base Rate
DRP = Domestic Reserve Percentage
AR = Assessment Rate

*	The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

The “CD Base Rate” applicable to any Interest Period is the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

“Domestic Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

“Assessment Rate” means for any day the initial base assessment rate in effect on such day which is payable by a member of the Deposit Insurance Fund that is a highly complex institution with a total score of 90 (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.9 (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor). The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

(c) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum (the “Euro-Currency Rate”) equal to the sum of (i) the Euro-Currency Margin for such day plus (ii) the Euro-Currency Base Rate applicable to such Interest Period plus (iii) the applicable Mandatory Cost, if any. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(d) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) in case of any Euro-Dollar Loan, the sum of 1% plus the rate applicable to Base Rate Loans for such date and (y) in case of any Alternative Currency Loan (i) from and including the date the payment thereof was due to but excluding the last day of the Interest Period then in effect, the sum of 1% plus the Euro-Currency Margin for such day plus the Euro-Currency Base Rate applicable to such Loan at the date such payment was due and (ii) thereafter, the sum of 1% plus the Euro-Currency Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (A) the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (B) 1.00 minus the Euro-Currency Reserve Percentage.

(e) Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the rate applicable to Base Rate Loans for such day. Interest on each Swingline Loan shall be payable in arrears on each Quarterly Date. Any overdue principal of or interest on any Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day.

(f) Subject to Section 8.01, the unpaid principal amount of each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Base Rate for such Interest Period (determined in accordance with Section 2.07(c) as if the related Competitive Bid LIBOR Borrowing were a Euro-Currency Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan.

The unpaid principal amount of each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at the applicable rate per annum determined in accordance with Section 2.07(d) as if such Competitive Bid Loan were a Committed Loan denominated in the same currency.

(g) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08. Fees. (a) Subject to the next sentence, the Company shall pay to the Administrative Agent for the account of the Lenders ratably a commitment fee in Dollars at the Commitment Fee Rate (determined daily in accordance with Section 2.23) on the daily aggregate unused amount of the Commitments; provided that Competitive Bid Loans and Swingline Loans shall not be deemed usage of the Commitments for the purpose of calculating commitment fees. Such commitment fee shall accrue from and including the Effective Date to but excluding the date that the Credit Exposures are reduced to zero; provided, however, that no commitment fee shall accrue on the unused amount of the Commitment of a Defaulting Lender, for so long as such Lender shall be a Defaulting Lender.

(b) The Company shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee in Dollars accruing daily on the Dollar Amount of the aggregate amount available for drawing under all outstanding Letters of Credit equal to the Letter of Credit Margin; provided, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lenders pursuant to Section 2.16 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account; and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Company and such Issuing Lender.

(c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).

Section 2.09. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no

Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably and permanently reduce from time to time by an aggregate amount of at least $25,000,000 or a larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.

Section 2.10. Method of Electing Interest Rates. (a) The Loans included in each Syndicated Borrowing of Dollar-Denominated Loans shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

(iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Domestic Loans of the other type or are CD Rate Loans to be continued as CD Rate Loans for an additional Interest Period, in which case such notice shall be delivered to the Administrative Agent not later than 11:00 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans, provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000 (unless such portion is comprised of Base Rate Loans).

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.10(a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.10(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Fixed Rate Loans, the Borrower shall be deemed to have elected that such Group of Loans be continued on the last day of such Interest Period for an additional Interest Period of 30 days or one month, as the case may be (subject to the provisions of the definition of Interest Period).

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a Borrowing subject to the provisions of Section 3.03.

(e) The initial Interest Period for each Syndicated Borrowing of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Committed Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent not later than 11:00 A.M. (New York City time) on the fourth Euro-Currency Business Day before the end of the immediately preceding Interest Period a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

Section 2.11. Scheduled Termination of Commitments. The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12. Optional Prepayments. (a) Subject in the case of any Fixed Rate Loan to Section 2.14, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Domestic Loans, any Swingline Loans or any Competitive Bid Borrowing bearing interest at the rate applicable to Base Rate Loans pursuant to Section 8.01, upon at least three Euro-Dollar Business Day’s notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans or upon at least four Euro-Currency Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $5,000,000 ($100,000 in the case of a Swingline Loan), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b) Except as provided in subsection 2.12(a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof without the consent of the Lender of such Competitive Bid Loan.

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13. General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Dollar-Denominated Loans, of Letter of Credit Liabilities denominated in Dollars and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Dollars in funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. The Borrowers shall make each payment of principal of, and interest on, the Alternative Currency Loans in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, to such account and at such time and at such place as shall have been agreed by the Administrative Agent and the Company. In any event, all payments to be made by the Borrowers hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Domestic Loans, Swingline Loans or Letter of Credit Liabilities denominated in Dollars or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. Whenever any payment of Letter of Credit Liabilities denominated in an

Alternative Currency shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).

Section 2.14. Funding Losses. If:

(a) the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, Article 6 or Article 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d);

(b) any lender or lenders purchase the outstanding Loans of any Lender pursuant to Section 8.06 on any day other than the last day of an Interest Period applicable thereto; or

(c) the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.04, 2.10(c) or 2.12(c);

then the Borrower shall reimburse each Lender through the Administrative Agent within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower and the Administrative Agent a certificate containing a computation in reasonable detail as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. (a) Interest on Alternative Currency Loans denominated in British Sterling or based on the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); provided that if the Administrative Agent reasonably determines that a different basis of computation is the market convention for a particular Alternative Currency, such different basis shall be used, so long as the Company shall have consented thereto (such consent not to be unreasonably withheld).

(b) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principal of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.16. Letters of Credit. (a) Subject to the terms and conditions hereof, the Issuing Lender designated by a Borrower for a specific issuance shall issue Letters of Credit hereunder denominated in Dollars or in an Alternative Currency (as designated by the Borrower) from time to time before the fifth Euro-Currency Business Day preceding the Termination Date upon such Borrower’s request; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed $300,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Upon the date of issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.

(b) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it;

(ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $1,000,000, in the case of a standby Letter of Credit;

(iv) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Company or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(v) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) after giving effect to the issuance of such Letter of Credit, the aggregate face amount of outstanding Letters of Credit issued by such Issuing Lender would exceed its Fronting Limit.

(c) No Issuing Lender shall amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (i) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(e) The Borrower shall give the Issuing Lender notice at least four Euro-Currency Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, the amount thereof, whether it is to be issued in Dollars or an Alternative Currency, the expiry thereof, the beneficiary thereof and the conditions to drawing thereunder (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. Each Issuing Lender hereby acknowledges that a notice period not less than 30 days for non-extension of an Evergreen Letter of Credit is satisfactory to it. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit.

(f) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. In addition, each Issuing Lender shall provide the Administrative Agent with a summary of all issuances outstanding on a monthly basis.

(g) No Letter of Credit shall have a term extending or be so extendible beyond the fifth Euro-Currency Business Day preceding the then latest Termination Date unless the applicable Issuing Lender (i) agrees to such term beyond the fifth Euro-Currency Business Day preceding the Termination Date and (ii) the Borrower has Cash Collateralized such Letter of Credit or provided a back to back letter of credit in a face amount at least equal the then undrawn amount of such Letter of Credit from an issuer and in form and substance satisfactory to the Issuing Lender in the case of each of (i) and (ii) its sole discretion. In the event the Issuing Lender agrees to an extended tenor for any Letter of Credit as contemplated by the preceding sentence, the participation of each Lender in such Letter of Credit shall terminate on the Termination Date of such Lender notwithstanding that such Letter of Credit shall then remain outstanding. Each Letter of Credit issued hereunder shall expire on or before the first anniversary of the date of such issuance; provided that, subject to the preceding sentence, the expiry date of any Letter of Credit may be extended from time to time (x) at the Borrower’s request or (y) in the case of an Evergreen Letter of Credit, automatically, in each case so long as such extension is for a period not exceeding one year and, in the case of an Evergreen Letter of Credit, so long as the Borrower shall not have timely instructed the Issuing Lender to give notice of non-extension thereunder. Each Issuing Lender shall, upon giving such notice of non-extension, give the Borrower a copy of such notice.

(h) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the date and amount of the payment by the Issuing Lender as a result of such demand or drawing (such date, the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, in the currency of such payment (a “Reimbursement Obligation”), within one Euro-Dollar Business Day of the Payment Date, if the Reimbursement Obligation is denominated in

Dollars, and within four Euro-Currency Business Days of the Payment Date, if the Reimbursement Obligation is denominated in an Alternative Currency (in either case, the “Reimbursement Date”), without presentment, demand, protest or other formalities of any kind. Unless the Borrower notifies the Issuing Lender on or before the Payment Date that it will otherwise make payment of such Reimbursement Obligation, the Borrower shall have been automatically deemed to make a request for a Base Rate Loan (or a Euro-Currency Loan in an Alternative Currency if the Reimbursement Obligation is denominated in such currency) in an amount equal to such Reimbursement Obligation. All such amounts paid by the Issuing Lender shall bear interest, payable on demand, for each day from the Payment Date until paid at a rate per annum equal to (i) if such amount is denominated in Dollars, the rate applicable to Base Rate Loans for such day and (ii) if such amount is denominated in an Alternative Currency, the sum of the Euro-Currency Margin plus the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day plus, for each day on or after the Reimbursement Date on which such amount remains unpaid, 1.00% per annum. In addition, each Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing on the Payment Date until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the Payment Date to the date of payment by such Lender of such amount at a rate of interest per annum equal to the (i) if such amount is denominated in Dollars, the Federal Funds Rate and (ii) if such amount is denominated in an Alternative Currency, the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.

(i) The obligations of the Borrower and each Lender under Section 2.16(h) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(ii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(v) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (v), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.

(j) The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur, and none of the Lenders (including the Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection 2.16(j) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(k) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or document related thereto. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.16(i); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(l) Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

Section 2.17. Regulation D Compensation. (a) So long as Regulation D shall require reserves to be maintained against “Eurocurrency liabilities” (or against any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), each Lender subject to and actually incurring such reserve requirement may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Currency Base Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable Euro-Currency Base Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro-Currency Business Days before each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

Section 2.18. Takeout of Swingline Loans. (a) In the event that (i) the outstanding Swingline Loans shall not be repaid in full on the maturity thereof or (ii) any Swingline Lender (in its discretion) requests it to do so, the Administrative Agent shall, on behalf of the Company (the Company hereby irrevocably directing and authorizing the Administrative Agent so to act on its behalf), give a

Notice of Borrowing requesting the Lenders, including the Swingline Lenders, to make a Base Rate Borrowing in an amount equal to the aggregate unpaid principal amount of the outstanding Swingline Loans. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lenders on such date in accordance with Section 2.04. The proceeds of such Base Rate Borrowing shall be immediately applied to repay such Swingline Loans.

(b) If, for any reason, a Base Rate Borrowing may not be (as reasonably determined by the Administrative Agent), or is not, made pursuant to subsection (a) above to refund Swingline Loans as required by said clause, then, effective on the date such Borrowing would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall purchase an undivided participating interest in such Swingline Loans (“Unrefunded Swingline Loans”) in an amount equal to the amount of the Loan which otherwise would have been made by such Lender pursuant to subsection (a), which purchase shall be funded by the time such Loan would have been required to be funded pursuant to Section 2.04 by transfer to the Administrative Agent, for the account of each Swingline Lender, in immediately available funds, of the amount of its participation.

(c) Whenever, at any time after a Swingline Lender has received from any Lender payment in full for such Lender’s participating interest in a Swingline Loan, such Swingline Lender (or the Administrative Agent on its behalf) receives any payment on account thereof, such Swingline Lender (or the Administrative Agent, as the case may be) will promptly distribute to such Lender its participating interest in such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment is subsequently required to be returned, such Lender will return to such Swingline Lender (or the Administrative Agent, as the case may be) any portion thereof previously distributed by such Swingline Lender (or the Administrative Agent, as the case may be) to it.

(d) Each Lender’s obligation to purchase and fund participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Company may have against any Swingline Lender, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the conditions specified in Article 3; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.19. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.05.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or Letters of Credit were issued at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.08(b).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.16 and Section 2.18, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Committed Loans of that Lender.

(b) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender or the Swingline Lender, the Company shall at its election either (i) prepay (or cause another Borrower to prepay) Loans (subject, in the case of any Fixed Rate Loan, to Sections 2.12 and 2.14) in an amount sufficient to permit the Fronting Exposure with respect to such Defaulting Lender to be reallocated in full to the other Lenders in accordance with Section 2.19(a)(iv) above or (ii) Cash Collateralize all such Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(c) Defaulting Lender Cure. If the Company, the Administrative Agent, Swingline Lender and each Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20. Replacement of this Agreement. If the Company wishes at any time to replace this Agreement with another credit facility, the Company may give prior notice of the termination of the Commitments hereunder as required by Section 2.09 and prior notice of the prepayment of any Loans outstanding hereunder as required by Section 2.12, in each case on a conditional basis (i.e., conditioned upon such other credit facility becoming available to the Company), provided that the Company gives definitive notice of such termination of the Commitments and prepayment of outstanding Loans (if any) to the Administrative Agent before 10:00 A.M. (New York City time) on the date of such termination and prepayment (if any) and complies with the applicable requirements of Section 2.09 and Section 2.12 in all other respects.

Section 2.21. Increased Commitments, Additional Lenders. (a) From time to time the Company may, upon at least five Domestic Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Company may designate one or more of the existing Lenders or other financial institutions reasonably acceptable to the Administrative Agent, each Issuing Lender and the Company which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $5,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.21 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii) after giving effect to such increase, the aggregate amount of all Commitments shall not exceed $2,000,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.21 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Company stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.21, (i) the respective Letter of Credit Liabilities and participations in outstanding in Swingline Loans of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Committed Loans that are Fixed Rate Loans then outstanding, the Borrower shall prepay or repay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion.

Section 2.22. Currency Fluctuation. If after giving effect to any determination by the Administrative Agent of a Dollar Amount, the Total Outstanding Amount exceeds 107% of the aggregate amount of the Commitments, the Borrowers shall within five Euro-Currency Business Days prepay outstanding Loans (as selected by the Company and notified to the Lenders through the Administrative Agent not less than three Euro-Currency Business Days prior to the date of prepayment) or take other action to the extent necessary to cause such percentage not to exceed 100%.

Section 2.23. Commitment Fee Rate; CDS Floor; CDS Ceiling. (a) The “Commitment Fee Rate”, “CDS Floor” and “CDS Ceiling” for any day are the respective percentages set forth below (in basis points per annum) in the applicable row and under the column corresponding to the Status that exists on such day.

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Commitment Fee Rate	5.0	6.0	8.0	10.0	15.0	17.5
CDS Floor	20.0	22.5	25.0	50.0	75.0	100.0
CDS Ceiling	100.0	112.5	125.0	137.5	162.5	187.5

(b) For purposes of this Section, the following terms have the following meanings:

“Level I Status” exists at any date if, at such date, the Company’s long-term debt is rated at least AA- by S&P or at least Aa3 by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A+ by S&P or at least A1 by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A by S&P or at least A2 by Moody’s and (ii) neither Level I Status or Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A- by S&P or at least A3 by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least BBB+ by S&P or at least Baa1 by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date if, at such date, no other Status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

(c) The credit ratings to be utilized for purposes of this Section are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

(d) If there is a difference in rating levels between S&P and Moody’s, then the higher rating shall be used to determine Status; provided that if the difference is more than one notch, a rating one notch higher than the lower of the two shall be used. In the event that (i) only one of S&P or Moody’s shall have a rating in effect, then the Status shall be determined by reference to the available rating, and (ii) neither S&P nor Moody’s shall have a rating in effect, then the Status shall be determined by the Company’s corporate family credit rating or corporate credit rating by S&P or Moody’s; provided that if such corporate family and corporate credit rating are unavailable, then Level VI Status shall be deemed to exist.

Section 2.24. Margin Determinations.

The “Credit Default Swap Spread” at any determination date is the credit default swap mid-rate spread applicable to senior debt of the Company with a maturity of the later of the Termination Date or one year from the close of business on the Domestic Business Day immediately preceding such determination date, as reported by the Reference Pricing Agent, provided that the Credit Default Swap Spread shall not be less than the CDS Floor or more than the CDS Ceiling which is applicable at such determination date, determined in accordance with Section 2.23.

If at any time the Credit Default Swap Spread is unavailable, the Company and the Lenders shall negotiate in good faith (for a period of up to thirty days after the Credit Default Swap Spread becomes unavailable (such thirty-day period , the “Negotiation Period”)) to agree on an alternative method for establishing the Euro-Currency Margin. The Euro-Currency Margin at any date of determination thereof in accordance with the preceding provisions of this Section which falls during the Negotiation Period shall be based upon the then most recently available quote of the Credit Default Swap Spread. If no such alternative method is agreed upon during the Negotiation Period, the Credit Default Swap Spread at any date of determination subsequent to the end of the Negotiation Period shall be a rate per annum equal to 75% of the CDS Ceiling in effect on such date of determination.

The “Base Rate Margin” applicable at all times during any Calendar Quarter (or shorter period commencing on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs) is a rate per annum equal to the excess, if any, of the Euro-Currency Margin determined on the first Domestic Business Day of such Calendar Quarter (or shorter period) over 1.00% per annum.

The “CD Margin” is a rate per annum equal to the sum of the Credit Default Swap Spread at the applicable date of determination specified below plus 0.125% per annum. The CD Margin applicable to any CD Borrowing for any Interest Period will be determined based the Credit Default Swap Spread in effect two Domestic Business Days prior to the commencement of such Interest Period; provided that if such Interest Period is a period greater than 90 days, the applicable CD Margin shall be redetermined at the end of each successive 90-day period during such Interest Period.

The “Euro-Currency Margin” is a rate per annum equal to the Credit Default Swap Spread at the applicable date of determination specified below. The Euro-Currency Margin applicable to any Euro-Currency Borrowing for any Interest Period will be determined based on the Credit Default Swap Spread in effect on, (a) in the case of such a Euro-Currency Borrowing denominated in Dollars, two Euro-Currency Business Days prior to the commencement of such Interest Period and (b) in the case of such a Euro-Currency Borrowing denominated in an Alternative Currency, three Euro-Currency Business Days prior to the commencement of such Interest Period, provided that if such Interest Period is a period greater than three months, the applicable Euro-Currency Margin shall be redetermined at the end of each successive three-month period during such Interest Period.

The “Letter of Credit Margin” applicable at all times during any Calendar Quarter (or shorter period commencing on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs) is a rate per annum equal to the Euro-Currency Margin determined on the first Domestic Business Day of such Calendar Quarter (or shorter period).

Section 2.25. License Agreement And CDS Data. (a) The Administrative Agent hereby notifies the Borrowers and the Lenders that it has entered into a Syndicated Loan Pricing Benchmark Licensing Agreement (the “Licensing Agreement”) with the Reference Pricing Agent, pursuant to which the Reference Pricing Agent will provide to the Administrative Agent for each Business Day a composite end of day credit default swap spread for the one (1) year credit default swap spread of the Company’s senior unsecured obligations (the “CDS Data”) that the Administrative Agent will use to determine the applicable rate. The Administrative Agent hereby further notifies the Borrowers and the Lenders that, pursuant to the Licensing Agreement, (i) the CDS Data will be provided by the Reference Pricing Agent on an “as is” basis, without express or implied warranty as to accuracy, completeness, title, merchantability or fitness for a particular purpose, (ii) the Reference Pricing Agent has no liability to the Administrative Agent for any inaccuracies, errors or omissions in the CDS Data, except in the event of its gross negligence, fraud or willful misconduct, (iii) the CDS Data, as provided by the Reference Pricing Agent, constitutes Information (as such term is defined in Section 11.10), (iv) the CDS Data, as provided by the Reference Pricing Agent, may be used by the Administrative Agent, the Borrowers and the Lenders solely for the purposes of this Agreement and (v) the Reference Pricing Agent and the Administrative Agent shall have no liability whatsoever to any Borrower or any Lender or any client of a Lender, whether in contract, in tort, under a warranty, under statute or otherwise, in respect of any loss or damage suffered by such Borrower, such Lender or client as a result of or in connection with any opinions, recommendations, forecasts, judgments or any other conclusions, or any course of action determined, by such Lender or any client of such Lender based on the CDS Data. Each of the Borrowers and the Lenders (other than Bank of America, in its capacity as the Administrative Agent, which is a party thereto) agrees that it shall not be a third party beneficiary of the Licensing Agreement and shall have no rights or obligations thereunder.

(b) The CDS Data shall be made available to the Borrowers pursuant to procedures agreed upon by Company and the Administrative Agent. The Borrowers agree that they will use reasonable efforts (e.g., procedures substantially comparable to those applied by the Borrowers in respect of non-public information as to the business of the Borrowers) to keep confidential the CDS Data and the related materials provided by the Reference Pricing Agent pursuant to the Licensing Agreement to the extent that the same is not and does not become publicly available; provided, however, that nothing in this subsection shall affect the disclosure of any such information (i) by the Administrative Agent to any Borrower or any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for the Administrative Agent, any Lender or any Borrower, (iv) to the independent public accountants of any Borrower, the Administrative Agent or any Lender, (v) to bank examiners and auditors and appropriate government examining authorities, (vi) in connection with any litigation to which the Administrative Agent, any Borrower or any Lender is a party, (vii) to actual or prospective assignees and participants, or (viii) to any Affiliates of the Administrative Agent, the Lenders and the Borrowers and to the respective partners, directors, officers, employees, agents, advisors and representatives of the Administrative Agent, the Lenders and the Borrowers and their respective Affiliates; provided that, prior to any such disclosure pursuant to clause (i) or clause (viii) of this subsection (b), the Person receiving the CDS Data and any related materials shall be advised of the terms of this subsection. The Licensing Agreement provides that the Reference Pricing Agent shall be entitled to injunctive relief to restrain any breach, threatened or actual, of the confidentiality provisions of this subsection and that damages may not be an adequate remedy in the event of any such breach.

(c) The Borrowers acknowledge that each of the Administrative Agent and the Lenders from time to time may conduct business with and may be a shareholder of the Reference Pricing Agent and that each of the Administrative Agent and the Lenders may have from time to time the right to appoint one or more directors to the board of directors of the Reference Pricing Agent.

ARTICLE 3

Conditions

Section 3.01. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall have received (x) a fee paid by the Company to the Administrative Agent for the account of each Lender in the amount heretofore mutually agreed and (y) each of the following documents, each dated the Effective Date unless otherwise indicated:

(a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof signed by such party);

(b) an opinion of Cahill Gordon & Reindel LLP, substantially in the form of Exhibit E hereto;

(c) evidence satisfactory to the Administrative Agent of the payment of all principal of and interest on any loans outstanding under, and all accrued facility fees under, the Existing Credit Agreement;

(d) receipt by the Administrative Agent of a copy of the Company’s certificate of incorporation, certified by the Secretary of State of Delaware; and

(e) receipt by the Administrative Agent of a certificate on behalf of the Company signed by the Secretary or an Assistant Secretary of the Company or such other authorized officer of the Company satisfactory to the Administrative Agent certifying:

(i) that the Company’s certificate of incorporation has not been amended since the date of the certificate referred to in clause (e) above;

(ii) that no proceeding for the dissolution or liquidation of the Company exists;

(iii) that the copy of the By-laws of the Company attached to the certificate is true, correct and complete;

(iv) that the copies of the resolutions of the Company’s Board of Directors attached to the certificate are true and correct and in full force and effect; and

(v) as to the incumbency of each officer of the Company who signed this Agreement and the Notes on behalf of the Company; and

(f) receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Existing Credit Agreement. (a) On the Effective Date, the “Commitments” as defined in the Existing Credit Agreement shall terminate, without further action by any party thereto.

(b) The Lenders which are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined in the Existing Credit Agreement hereby waive any requirement of prior notice of termination of the Commitments (as defined in the Existing Credit Agreement) pursuant to Section 2.09 thereof and of prepayment of loans thereunder, to the extent necessary to give effect to Section 3.01(c) hereof, provided that any such prepayment of loans thereunder shall be subject to Section 2.14 of the Existing Credit Agreement.

Section 3.03. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan and the obligation of the Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions; provided that if the related Borrowing is a Swingline Takeout Borrowing, only the conditions set forth in clauses 3.03(a) and 3.03(b) must be satisfied:

(a) receipt (or deemed receipt pursuant to Section 2.16(h) or 2.18(a)) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03 or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.16(e), as the case may be;

(b) the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, (ii) the aggregate outstanding principal amount of Swingline Loans will not exceed $75,000,000, and (iii) the aggregate Dollar Amount of Letter of Credit Liabilities will not exceed $300,000,000;

(c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c), 4.05 and 4.07) shall be true on and as of the date of such Borrowing or issuance, except to the extent that any such representations or warranties refer specifically to an earlier date, in which case they shall be true as of such earlier date.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower (and by the Company if it is not the Borrower) on the date of such Borrowing as to the facts specified in clauses 3.03(c) and 3.03(d) (unless such Borrowing is a Swingline Takeout Borrowing).

Section 3.04. First Borrowing by Each Eligible Subsidiary. The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

(a) receipt by the Administrative Agent of notice of the intention to designate a Subsidiary as an Eligible Subsidiary at least ten Business Days prior to the delivery of the Election to Participate for such Eligible Subsidiary;

(b) receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary (who may be an employee of the Company or such Eligible Subsidiary) reasonably acceptable to the Administrative Agent, substantially to the effect of Exhibit H hereto (with such qualifications and limitations as are reasonably acceptable to the Administrative Agent) and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(c) receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, including receipt at least three Business Days prior to the delivery of the Election to Participate of all customary documentation and other customary information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”)) requested by the Administrative Agent within three Business Days following delivery of the notice pursuant to clause (a) above, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. The Company is (a) a corporation duly incorporated, validly existing under the laws of Delaware and (b) is in good standing under the laws of Delaware, and (c) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in the case of clause (b) and clause (c) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than routine informational filings) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in or permit the termination or modification of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted

Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and, when executed and delivered in accordance with this Agreement, any of its Notes will constitute valid and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information.

(a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2010 and the related statements of income and cash flows for the fiscal year then ended, reported on by Pricewaterhouse Coopers LLP, copies of which have been delivered to each of the Lenders, fairly present, in all material respects in conformity with U.S. generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2011 and the related unaudited consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects in conformity with U.S. generally accepted accounting principles applied on a basis consistent with the consolidated financial statements referred to in subsection (a) of this Section (except as stated therein), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments and the absence of footnotes).

(c) Since December 31, 2010 there has been no change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, which could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or which in any manner draws into question the validity or enforceability of any Loan Document.

Section 4.05. Litigation. There is no action, suit or proceeding pending against or to the knowledge of the Company threatened against the Company or any of its Restricted Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. After it has become a member of the ERISA Group, except as could not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. After it has become a member of the ERISA Group, except as could not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has:

(i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan,

(ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or

(iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Company considers the effects of Environmental Laws on the business, operations and properties of the Company and its Restricted Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs. Based on the foregoing, the Company has reasonably concluded that Environmental Laws are unlikely to have an effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole during the term of the Agreement, which could materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note.

Section 4.08. Subsidiaries. Each corporate Restricted Subsidiary of the Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.09. Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Disclosure. As of the Effective Date, the written material theretofore furnished to the Administrative Agent and the Lenders by or on behalf of the Company in connection herewith, taken as a whole, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such written material was based upon or constitutes a forecast or projection, the Company represents only that such material was prepared in good faith based on assumptions it believed to be reasonable at the time such material was prepared.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

Section 5.01. Information. The Company will deliver to the Administrative Agent (which shall promptly forward to the Lenders):

(a) within 113 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with generally accepted auditing standards by Pricewaterhouse Coopers LLP or other independent public accountants of nationally recognized standing;

(b) within 53 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and comparative financial information as of the end of the previous fiscal year, the related consolidated statement of income for such quarter and the related consolidated statements of income and cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation in all material respects, generally accepted accounting principles and consistency by the principal financial officer or the principal accounting officer of the Company or a person designated in writing by either of the foregoing persons;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Company, or a person designated in writing by either of the foregoing persons

(i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with any applicable requirements of Section 5.05; and

(ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) promptly upon the incurrence of Debt in connection with an acquisition that caused the Leverage Ratio to exceed 70%, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Company, or a person designation in writing by either of the foregoing persons setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with Section 5.05;

(e) [Reserved];

(f) within five days after any officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g) promptly upon the mailing thereof to the public shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;

(i) within five days after any officer of the Company obtains knowledge thereof, if and when any member of the ERISA Group (after it has become a member of the ERISA Group):

(i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii) receives notice of complete or partial withdrawal liability in excess of $5,000,000, under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice;

(iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application;

(v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;

(vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

(vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security;

a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(j) promptly after the Company is notified by any rating agency referred to in Section 2.23 of any actual change in any rating referred to in Section 2.23, written notice of such change; and

(k) from time to time such additional information regarding the financial position or business of the Company’s Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

The Administrative Agent will deliver a copy of each document it receives pursuant to this Section 5.01 to each Lender within four Domestic Business Days after receipt thereof.

Any information required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at www.praxair.com; (ii) on which such documents are posted on the SEC’s website at www.sec.gov or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Without limiting the provisions of Section 11.10, the Company hereby acknowledges that the Administrative Agent will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system.

Section 5.02. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its respective business in good working order and condition, ordinary wear and tear excepted, and except as could not reasonably be expected to have a Material Adverse Effect.

(b) The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance policies on its assets covering such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business as the Company or such Subsidiary, as the case may be; and, upon request of the Administrative Agent, will promptly furnish to the Administrative Agent for distribution to the Lenders information presented in reasonable detail as to the insurance so carried.

Section 5.03. Negative Pledge. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $200,000,000;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(d) any Lien on any improvements constructed on any property of the Company or any such Restricted Subsidiary and any theretofore unimproved real property on which such improvements are located securing Debt incurred for the purpose of financing all or any part of the cost of constructing such improvements, provided that such Lien attaches to such improvements within 180 days after the later of (1) completion of construction of such improvements and (2) commencement of full operation of such improvements;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Restricted Subsidiary and not created in contemplation of such acquisition;

(f) Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any other government or department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(g) Liens resulting from judgments, provided that the execution or other enforcement of such Liens is effectively stayed and that the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and for which adequate reserves to the extent required by and in conformity with U.S. generally accepted accounting principles are maintained on the books of the Company or a Restricted Subsidiary, as the case may be;

(h) Liens on property of any Restricted Subsidiary of the Company in favor of one or more of the Company or any of its Restricted Subsidiaries;

(i) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.03, provided that such Debt is not increased and is not secured by any additional assets other than improvements thereon; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Tangible Assets.

Section 5.04. Consolidations, Mergers and Sales of Assets. The Company will not merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets, property or business in any single transaction or series of related transactions, unless

(i) in the case of any such merger or consolidation, the Company shall be the continuing corporation, or, in the case of any such sale, lease, transfer or other disposition, the transferee or transferees shall be one or more Wholly-Owned Consolidated Subsidiaries of the Company organized and existing under the laws of the United States of America or any State thereof which shall expressly assume, in the case of any such Wholly-Owned Consolidated Subsidiary, the due and punctual performance and observance of all of the covenants and agreements of the Company contained in this Agreement and any Notes, and

(ii) immediately after giving effect to such merger or consolidation, or such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing.

Section 5.05. Consolidated Capitalization. The Leverage Ratio will not exceed 70% (the “Maximum Leverage Ratio”) as of any Compliance Date; provided that if the Leverage Ratio shall exceed 70% solely by reason of the incurrence of Debt in connection with an acquisition, and at the time and after giving effect thereto no other Default existed, then the Maximum Leverage Ratio shall be 75% for a period of 180 days following the date of such incurrence of Debt (the “Increase Date”).

For purposes of the foregoing, “Compliance Date” means (i) the last day of each fiscal quarter of the Company, measured when financial statements are or are required to be delivered pursuant to Section 5.01(a) or (b), and (ii) if an Increase Date occurs, (x) such Increase Date; provided that for the purpose of this clause (x) the Leverage Ratio shall be calculated using the Consolidated Book Net Worth as of the end of the latest fiscal month for which internal financial statements are available, and (y) the last day of each fiscal month of the Company falling within the period of 180 days following such Increase Date, measured, in the case of this clause (y), when internal financial statements are available for such fiscal month.

Section 5.06. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Company for working capital, capital expenditures and other general corporate purposes. None of such proceeds will be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds for general corporate purposes will include any use thereof, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) any principal of any Loan or Reimbursement Obligation shall not be paid when due;

(b) any Borrower shall fail to pay within five Domestic Business Days of the due date thereof any interest on any Loan or Reimbursement Obligation, any fees or any other amount payable by it hereunder;

(c) the Company shall fail to observe or perform any covenant contained in Section 5.03 through Section 5.06, inclusive;

(d) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) of this Section 6.01) for 30 days after written notice thereof has been given to the Company;

(e) any representation, warranty, certification or statement made (or deemed made) by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been false or misleading in any material respect when made (or deemed made);

(f) the Company or any Material Subsidiary shall fail to make any principal payment in respect of any Material Debt when due after giving effect to any applicable grace period;

(g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(h) the Company or any Material Subsidiary shall:

(i) commence a voluntary case or other proceeding seeking (1) liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

(ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;

(iii) make a general assignment for the benefit of creditors;

(iv) except for trade payables, fail generally to pay its debts as they become due; or

(v) take any corporate action to authorize any of the foregoing;

(i) (i) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking (1) liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or

(ii) an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) (i) any member of the ERISA Group shall fail to pay when due an amount or amounts that it shall have become liable to pay under Title IV of ERISA and such failure could be reasonably expected to have a Material Adverse Effect;

(ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, and such termination could be reasonably expected to have a Material Adverse Effect;

(iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan, and such proceedings could reasonably be expected to have a Material Adverse Effect;

(iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and such termination could be reasonably expected to have a Material Adverse Effect; or

(v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, which withdrawal or default could reasonably be expected to have a Material Adverse Effect;

(k) a final judgment or order for the payment of money in excess of $500,000,000 (net of amounts covered by insurance) shall be rendered against the Company or any Material Subsidiary, and such judgment or order is not bonded, stayed, discharged or otherwise paid or satisfied for a period of 60 consecutive days after the time period for appeal has expired, during which 60-day period execution shall not be effectively stayed;

(l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of the Company; or Continuing Directors shall cease to constitute a majority of the board of directors of the Company; or

(m) the provisions of Article 10 shall cease to constitute valid, binding and enforceable obligations of the Company for any reason, or the Company or any Eligible Subsidiary shall have so asserted in writing;

then, and in every such event, the Administrative Agent shall, if so requested by the Required Lenders:

(i) by notice to the Company, terminate the Commitments and they shall thereupon terminate, and

(ii) by notice to the Company, declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors;

provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Company, without any notice to any Obligor or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Loans (together with accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Section 6.02. Notice of Default. The Administrative Agent shall give notice under Section 6.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Cover. The Company agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders, Cash Collateralize the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company, the Company shall Cash Collateralize such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

Section 6.04. Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration and all Events of Default (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.05, then upon the written consent of the Required Lenders and written notice to the Company, the termination of the Commitments and the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment And Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 7.06) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions (other than Section 7.06).

Section 7.02. Rights As A Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as the Administrative Agent shall believe in good faith is required by Section 11.05), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as the Administrative Agent shall believe in good faith is required by Section 11.05) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance By Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation Of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06. Resignation Of The Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld), which successor Administrative Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and reasonably satisfactory to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld); provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and shall promptly enter into a licensing agreement with the Reference Pricing Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and the Licensing Agreement (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) If at any time a successor Administrative Agent shall have been appointed pursuant to Section 7.06(a) above, the Company shall have the right (with the consent of such successor) to substitute such successor for Bank of America as an Issuing Lender and Swingline Lender, provided that all Swingline Loans made by Bank of America shall be repaid in full together with accrued interest thereon and any outstanding Letters of Credit issued by Bank of America shall be cancelled, Cash Collateralized or supported by a back-to-back Letter of Credit.

(c) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Company or the Required Lenders may, to the extent permitted by applicable laws, by notice in writing to the Company, in the case of the Required Lenders, and such Person, remove such Person as Administrative Agent and appoint a successor Administrative Agent with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company, in the case of the Required Lenders, (which consent shall not be unreasonably withheld), which successor Administrative Agent shall meet the qualifications set forth in Section 7.06(a) above. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after delivery of the notice of removal, then such removal shall nonetheless become effective in accordance with such notice.

Section 7.07. Non-reliance On Administrative Agent And Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers and Bookrunners, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 7.09. Administrative Agent May File Proofs Of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 2.08 and Section 11.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08 and Section 11.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.

Section 7.10. Provisions Applicable To Issuing Lenders. Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article 7 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 7 included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in Section 2.16 with respect to the Issuing Lender.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any CD Loan, Euro-Currency Loan or Competitive Bid LIBOR Loan:

(a) the Administrative Agent is advised by the Reference Banks that deposits in the applicable currency are not being offered to the Reference Banks in the relevant market for such Interest Period, or

(b) in the case of CD Loans or Euro-Currency Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted CD Rate or the Euro-Currency Base Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their CD Loans or Euro-Currency Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make CD Loans or Euro-Currency Loans (in the affected currency) or to continue or convert outstanding Loans as or into CD Loans or Euro-Currency Loans (in the affected currency) shall be suspended and (ii) each outstanding CD Loan or Euro-Currency Loan (in the affected currency) shall be prepaid (or, in the case of a Dollar-Denominated Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto and (iii) if the Administrative Agent or the Company so requires, the Administrative Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest applicable to Euro-Currency Loans in the affected currency. Any alternative basis agreed pursuant to this clause (c) shall, with the prior consent of all the Lenders and the Company, be binding on all parties to this Agreement. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Syndicated Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount and (ii) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, then the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Base Rate Loans for such day.

Section 8.02. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Euro-Currency Loans in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Currency Loans in such currency, or to convert outstanding Loans into Euro-Currency Loans in such currency, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Currency Loan in such currency of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount determined on the basis of the Spot Rate on the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Currency Loans of the other Lenders.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Syndicated Loans or issue or participate in any Letter of Credit or Swingline Loan or (y) the date of any related Competitive Bid Quote, in the case of any Competitive Bid Loan (in each case described in (x) and (y), the “Applicable Date”), any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Currency Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay, or shall cause another Borrower to pay, such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the Applicable Date, any Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the Applicable Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section shall be delivered to the Company and the Administrative Agent setting forth the additional amount or amounts to be paid to it hereunder which certificate, accompanied by a computation thereof in reasonable detail, shall be conclusive in the absence of manifest error. Notwithstanding subsection (a) of this Section, the Company shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Administrative Agent and the Company that it proposes to demand such compensation and identifies to the Administrative Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

(d) Section 8.03 does not apply to the extent any increased cost is:

(i) attributable to any taxes, whether or not such taxes are excluded from the definition of “Taxes” for the purpose of Section 8.04;

(ii) compensated for by the payment of the Mandatory Cost; or

(iii) attributable to the willful breach by the relevant Lender or its Affiliates of any law or regulation.

(e) If the cost to any Lender of making or maintaining any Loan to or of issuing or maintaining any Letter of Credit for the account of an Eligible Subsidiary (other than Praxair Canada Inc. and PESL) is increased, or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced by an amount deemed by such Lender to be material, by reason of the fact that an Eligible Subsidiary (other than Praxair Canada Inc. and PESL) is incorporated in, or conducts business in, a jurisdiction outside the United States, the legal basis therefor shall be deemed to come into effect initially on the date such Person becomes an Eligible Subsidiary hereunder (i.e., to constitute a change in law subsequent to the Applicable Date for purposes of this Section 8.03).

Section 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, including any surcharges, penalties, or interest imposed by any governmental authority, with respect to any payment by any Obligor pursuant to this Agreement, excluding in the case of the Administrative Agent and each Lender, (a) taxes, duties, levies, imposts, deductions, charges or withholdings imposed on or measured by net income, profits (including taxes in the nature of branch profit taxes) or overall gross receipts and franchise or similar taxes imposed by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or resident or in which its principal executive office is located or in which its Applicable Lending Office is located or with which the Administrative Agent or such Lender has any other connection (other than a connection that is deemed to arise solely by reason of both (A) the transactions contemplated by this Agreement and (B) an Obligor being organized in, maintaining an office in, conducting business in, or having a connection with, such jurisdiction) and (b) any tax, duty, levy, impost, deduction, charge or withholding, that is imposed on amounts payable to the Administrative Agent or a Lender (i) in respect of a Competitive Bid Loan under a law that is in effect on the date of the related Competitive Bid Quote, (ii) under a law of the United States or Spain that is in effect at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that such Person’s predecessor or assignor, if any, was entitled, immediately prior to the change of the Administrative Agent or the assignment, to receive additional amounts from an Obligor with respect to such tax pursuant to this Section or (iii) under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, including any surcharges, penalties or interest, which arise from any payment made pursuant to this Agreement or from the execution, delivery, registration or enforcement of this Agreement.

(b) All payments by or on account of any obligation of any Obligor to or for the account of any Lender or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes, except as required by applicable law. If any Obligor or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable by the Obligor shall be increased as necessary so that after all such required deductions (including deductions applicable to additional sums payable under this Section) are made, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor or Administrative Agent shall make such deductions, (iii) such Obligor or Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Obligor was required to make such a deduction, such Obligor shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Obligors agree to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any penalties, charges, surcharges and interest arising therefrom or with respect thereto, provided, however, that no Obligor shall be required to indemnify any Lender or the Administrative Agent under this Section 8.04 for any liability arising as a result of such Lender’s or Administrative Agent’s willful misconduct or gross negligence. This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d) If any Obligor is (or would be) required to pay additional amounts or indemnification payments to or for the account of any Lender pursuant to this Section, then such Lender will, at such Obligor’s request, change the jurisdiction of its Applicable Lending Office, or take any other action reasonably requested by such Obligor, if in the judgment of such Lender, such change or action (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise deemed by such Lender to be materially disadvantageous to it. Upon the reasonable request of any Obligor, and at such Obligor’s expense, each Lender shall use reasonable efforts to cooperate with such Obligor with a view to obtaining a refund of any Taxes which were not correctly or legally imposed and for which such Obligor has indemnified such Lender under this Section 8.04 if such cooperation would not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender; provided that nothing in this Section 8.04(d) shall be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund if such proceeding would, in the judgment of such Lender, be disadvantageous or materially adverse to such Lender.

(e) If a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay over such refund to such Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that such Obligor, upon the request of the Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, surcharges or interest imposed by the relevant governmental authority) to the Lender in the event the Lender is required to repay such refund to such governmental authority. This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Obligor or any other Person.

(f) (i) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with (A) executed originals of Internal Revenue Service Form W-8BEN or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments for the account of such Lender, (B) executed originals of Internal Revenue Service Form W-8ECI or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, (D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (1) a certificate to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (2) executed originals of Internal Revenue Service Form W-8BEN, or (E) executed originals of any successor form prescribed by the Internal Revenue Service, establishing the Lender’s status as beneficial owner and (to the extent the Lender is legally entitled) establishing any applicable exemption from or reduction in Tax with respect to payments other than interest (under an applicable tax treaty). Each such Lender further undertakes to deliver to the Company such renewals or additional copies of such forms (or successor forms) on or before the date that such form expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto necessary to reflect such change.

(g) For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.04(f) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(h) Each Lender, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by any Obligor (but only so long as such Lender remains lawfully able to do so), shall provide the relevant Obligor and the Administrative Agent any form or certificate required under law in order that any payment by any Obligor under this Agreement to such Lender may be made without deduction or withholding for or on account of any Taxes imposed by a jurisdiction outside the United States (or to allow any such deduction or withholding to be at a reduced rate), provided that (i) such Lender is legally entitled to complete, execute and deliver such form or certificate, (ii) such completion, execution and submission is not materially disadvantageous to such Lender and (iii) the relevant Obligor has requested that such Lender deliver such form or certificate with respect to such jurisdiction. To the extent it can lawfully do so at such time, each such Lender shall deliver appropriate revisions to or replacements of the above referenced forms or certificates to the relevant Obligor and the Administrative Agent on or before the earlier of (i) the date on which such forms expire or otherwise become obsolete and (ii) 30 days after the occurrence of an event which would require a change in the most recently delivered form or certificate.

(i) For any period with respect to which a Lender has failed to provide the relevant Obligor or the Administrative Agent with the appropriate form referred to in Section 8.04(h) when it is required to do so, such Lender shall not be entitled to additional amounts or indemnification under Section 8.04(b) or (c) with respect to any Taxes imposed by a jurisdiction outside the United States as a result of such failure; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required here-under, the relevant Obligor shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(j) If a payment made to a Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or any other legal or beneficial holder of a Loan under this Agreement or any other Loan Document, or any foreign financial institution through which payments on a Loan under this Agreement or any other Loan Document are made, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the relevant Obligor and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Obligor or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Obligor or the Administrative Agent as may be necessary for such Obligor and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Obligors have not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Obligors to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k). Each Lender’s obligations under this paragraph (k) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Currency Loans in Dollars has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 with respect to its CD Loans or Euro-Currency Loans in any currency and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) CD Loans or Euro-Currency Loans (in the affected currency) shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Lenders; and

(b) after each of its CD Loans or Euro-Currency Loans (in the affected currency) has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.

Section 8.06. Substitution of Lender; Termination Option. If (i) the obligation of any Lender to make Euro-Currency Loans or to convert or continue outstanding Loans into Euro-Currency Loans in any currency shall be suspended pursuant to Section 8.02 or, (ii) any Lender shall demand compensation pursuant to Section 8.03 or 8.04, or (iii) there is a non-extending Lender as contemplated by Section 2.01(c), or (iv) Investment Grade Status does not exist, or ceases to exist, as to any Lender, then:

(a) the Company shall have the right to designate a substitute financial institution or financial institutions (which may be one or more of the Lenders) mutually satisfactory to the Company, the Administrative Agent, the Swingline Lender and the Issuing Lenders (in the case of the Administrative Agent, Swingline Lender and Issuing Lenders, whose consent shall not be unreasonably withheld or delayed) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto, the outstanding Loans of such Lender and assume the Commitment and Letter of Credit Liabilities of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans and funded Letter of Credit Liabilities plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder and all other amounts payable by the Borrowers to such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment (it is understood and agreed that any assignment that is required to be made by a Defaulting Lender pursuant to this Section 8.06(a) shall be effective whether or not such Defaulting Lender has actually signed the relevant Assignment and Assumption Agreement or other instrument of transfer, so long as such Defaulting Lender has otherwise received the amounts due it under this Section 8.06(a) that it is owed in connection with such assignment); and

(b) The Company may elect to terminate this Agreement as to such Lender (but only if (x) in the case of clause (i) or (ii) of the first paragraph of this Section 8.06, Investment Grade Status exists as to the Company and (y) in the case of clause (iv) of the same paragraph, no Event of Default exists or is continuing); provided that (i) the Company notifies such Bank through the Administrative Agent of such election at least three Euro-Dollar Business Days before the effective date of such termination, (ii) the Borrowers repay or prepay the principal amount of all outstanding Loans made by such Lender plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder plus all other amounts payable by the Borrowers to such Lender hereunder, not later than the effective date of such termination and (iii) if at the effective date of such termination, any Letter of Credit Liabilities or Swingline Loans are outstanding, the conditions specified in Section 3.03 would be satisfied (after giving effect to such termination) were the related Letters of Credit issued or the related Swingline Loans made on such date. Upon satisfaction of the foregoing conditions, the Commitment of such Lender shall terminate on the effective date specified in such notice, its participation in any outstanding Letters of Credit or Swingline Loans shall terminate on such effective date and the participations of the other Lenders therein shall be redetermined as of such date as if such Letters of Credit had been issued or such Swingline Loans had been made on such date.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

Section 9.01. Corporate Existence and Power. It is a corporation duly incorporated, validly existing and, except as could not reasonably be expected to have a Material Adverse Effect, in good standing under the laws of its jurisdiction of incorporation and is a Wholly-Owned Consolidated Subsidiary.

Section 9.02. Corporate Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than routine informational filings) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate or incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect.

Section 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and when and if executed and delivered in accordance with this Agreement, its Notes, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE 10

GUARANTY

Section 10.01. The Guaranty. The Company hereby unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by each Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any Note;

(c) any change in the corporate existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;

(d) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

(f) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.

Section 10.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

Section 10.05. Subrogation. Upon making any payment with respect to any Eligible Subsidiary hereunder, the Company shall be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to such Eligible Subsidiary and all other amounts payable by such Eligible Subsidiary under this Agreement have been paid in full.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. (a) Except as provided in Sections 5.01 and 11.01(b), all notices, requests, instructions and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Company or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (x) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire, (y) in the case of any Eligible Subsidiary, to it in care of the Company or (z) in the case of any party hereto, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted during normal business hours, to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of one special counsel (Davis Polk & Wardwell LLP) for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including reasonable fees and disbursements of counsel (including the cost of staff counsel when used in lieu of separate special counsel), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company shall indemnify each Lender and its directors, officers and employees for, and hold each Lender and its directors, officers and employees harmless from and against (i) any and all damages, losses and other liabilities of any kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of counsel, including the cost of staff counsel where used in lieu of separate special counsel, and any other costs of defense, including, without limitation, costs of discovery and investigation, for such Lender and its officers and directors (all of which shall be paid or reimbursed by the Company within 30 days of receipt of an invoice thereof), suffered or incurred in connection with any investigative, administrative or judicial proceeding (whether or not such Lender shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that such Lender and its directors, officers and employees shall have no right to be indemnified or held harmless hereunder for the gross negligence or willful misconduct of such Lender or its directors, officers or employees as finally determined by a court of competent jurisdiction. The Company shall indemnify and hold harmless the Administrative Agent, in its capacity as Administrative Agent hereunder, to the same extent that the Company indemnifies and holds harmless each Lender pursuant to this Section.

Section 11.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided that if at any time thereafter, the Lender that originally received such payment is required to repay (whether to the Company or to any other Person) all or any portion of such payment, each other Lender shall promptly (and in any event within five Domestic Business Days of its receipt of notification from such Lender requiring such repayment) repay to such Lender the portion of such payment previously received by it under this Section 11.04, together with such amount (if any) as is equal to the appropriate portion of any interest (in respect of the period during which such other Lender held such amount) such Lender shall have been obligated to pay when repaying such amount as aforesaid, in exchange for such participation in the Loans and Letter of Credit Liabilities of such other Lender as was previously purchased by such Lender; provided further that the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) the application of Cash Collateral provided for in Section 6.03. Nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Borrower other than its indebtedness under the Loan Documents.

Section 11.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent, Issuing Lender or Swingline Lender are affected thereby, by the Administrative Agent, Issuing Lender or Swingline Lender, as applicable). Notwithstanding the foregoing, no such amendment or waiver shall,

(i) unless signed by all Lenders directly affected thereby,

(A) increase any Commitment,

(B) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder,

(C) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment; or,

(ii) unless signed by all Lenders,

(A) release the Company from any obligation under Article 10,

(B) change the percentage of the Credit Exposures, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, or

(C) amend or waive the provisions of this Section 11.05.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) The exercise of the Company of its right to extend the Termination Date by operation of Section 2.01(c) shall not constitute an amendment subject to this Section 11.05. Furthermore, the exercise by the Company of its right to decrease the Commitments pursuant to Section 2.09 or Section 8.06(b) shall not be deemed to require the consent of any party to this Agreement. For the avoidance of doubt the exercise by the Company of its option to increase the aggregate amount of the Commitments pursuant to Section 2.21 shall not require the consent of any Person except for the consent of the Administrative Agent, any Additional Lender and each Lender whose Commitment is to be increased.

(c) In addition, the Company and the Administrative Agent may mutually agree on supplemental or modified terms and procedures for the making of Competitive Bid Loans denominated in an Alternative Currency. Such terms and procedures shall govern Competitive Bid Loans covered thereby and made pursuant to Competitive Bid Quote Requests given after the Lenders shall have received notice of such supplemental or modified procedures, notwithstanding any inconsistent provisions in this Agreement.

Section 11.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement (other than in accordance with Section 5.04) without the prior written consent of all Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Subsidiaries) (each a “Participant”) participating interests in its Commitment or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to any Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender’s Note. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder and under the Notes including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (A) (only to the extent such modification, amendment or waiver would increase the Commitment of such Lender), (B) or (C) of Section 11.05(a)(i) or to any modification, amendment or waiver that would have the effect of increasing the amount of a Participant’s participation in such Lender’s Commitment, in any such case without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to subsection (e) below and the foregoing provisions of this subsection (b). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time assign to one or more Lenders or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Lender, with the subscribed consent of the Administrative Agent, each Issuing Lender (in the case of any assignment of a Commitment) and, so long as no Event of Default under Section 6.01(a), 6.01(b), 6.01(h) or Section 6.01(i) exists, the Company, in each case not to be unreasonably withheld or delayed; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and provided further that if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Company or the Administrative Agent shall be required; and provided further that any assignment shall not be less than $5,000,000, or, if less, shall constitute an assignment of all of such Lender’s rights and obligations under this Agreement and the Notes; and provided further that none of (w) the Company or its Subsidiaries, (x) any Defaulting Lender or its Subsidiaries, (y) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this proviso, (z) or any natural person may be an Assignee. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements so that, if required, new

Notes are issued to the Assignee and the transferor Lender and the original Note is canceled. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee of $3,500 for processing such assignment.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office or (iii) solely in the case of an Assignee, to the extent that the right to a greater payment results from a change in treaty, law, rule or regulation occurring after the date such Assignee became an Assignee.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 11.07. [Reserved].

Section 11.08. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE

LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, any Notes and the fee agreements contemplated by Section 2.08(b)(ii) constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.10. Treatment of Certain Information; Confidentiality. (a) Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below) and shall not use such Information, without the prior written consent of the Company, for any purpose or in any manner other than pursuant to the terms and for the purposes contemplated by this Agreement, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Additional Lender invited to be a Lender pursuant to Section 2.21, provided that such assignee, Participant, prospective assignee or Participant agrees in writing to keep such information confidential to the same extent required by the Lenders party to this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, in each case who agree to be bound by the terms of this Section 11.10 (or language substantially similar to this Section 11.10) (vii) with the consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) that is provided to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates by a Person other than the Company not in violation, to the actual knowledge of the Administrative Agent, such Lender, Issuing Lender or Affiliate, of any duty of confidentiality. For purposes of this Section, “Information” means (i) all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, this Agreement or the transactions contemplated hereby and (ii) the CDS Data as provided by the Reference Pricing Agent and/or the Administrative Agent, in each case other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to the disclosure to the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions maintain the confidentiality of such Information.

(b) Each of the Administrative Agent, the Lenders and Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 11.11. Severability. If any provision of this Agreement or the Notes is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the Notes shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by proceedings under any bankruptcy, insolvency or other similar law now or hereafter in effect, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.12. [Reserved].

Section 11.13. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 11.14. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Obligor or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Company shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 11.15. Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.

Section 11.16. No Advisory Or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Syndication Agents, Documentation Agents and Lead Arrangers and Bookrunners listed on the cover page hereof are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, Syndication Agents, Documentation Agents and Lead Arrangers and Bookrunners, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, Syndication Agents, Documentation Agents and Lead Arrangers and Bookrunners each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, Syndication Agents, Documentation Agents or Lead Arrangers and Bookrunners has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, Syndication Agents, Documentation Agents and Lead Arrangers and Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Administrative Agent, Syndication Agents, Documentation Agents or Lead Arrangers and Bookrunners has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, Syndication Agents, Documentation Agents and Lead Arrangers and Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.17. Electronic Execution Of Assignments And Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRAXAIR, INC.

By:	/s/ James S. Sawyer
Title: Executive Vice President and Chief Financial Officer 39 Old Ridgebury Road Danbury, CT 06810-5113 Telecopy number: (203) 837-2480 Attention: Treasurer

BANK OF AMERICA, as Administrative Agent and Lender

By:	/s/ Bridgett J. Manduk
Title:	Assistant Vice President

Administrative Agent’s Office (for payments and borrowing requests)

Bank of America, N.A.

One Independence Center

Mail Code: NC1-001-04-39

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention: Monique M. Haley

Tel: 980-388-1043

Fax: 704-719-8510

Email: monique.haley@baml.com

All other notices as Administrative Agent

Bank of America, N.A. 1455 Market Street, 5th Floor Mail Code: CA5-701-05-19 San Francisco, CA 94103 Attention: Bridgett J. Manduk Tel: 415-436-1097 Fax: 415-503-5011 Email: bridgett.manduk@baml.com

BANK OF AMERICA, N.A., as Lender

By:	/s/ Edwin B. Cox, Jr.
Title:	Managing Director

CITIBANK, N.A., as Lender

By:	/s/ Shannon A. Sweeney
Title:	Authorized Signatory

HSBC Bank USA, National Association, as Lender

By:	/s/ David A. Mandell
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Spencer Hughes
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Paul Chisholm
Title:	Vice President

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Donald Schwartz
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Gitanjali Pundir
Title:	Vice President

SOVEREIGN BANK, as Lender

By:	/s/ Carlos A. Calixto
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Alain Daoust
Title:	Director

By:	/s/ Rahul Parmar
Title:	Associate

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, as Lender

By:	/s/ Paul Rodriguez
Title:	Vice President

By:	/s/ Michael D’Anna
Title:	Executive Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Shuji Yabe
Title:	General Manager

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Eric Siebert
Title:	Managing Director

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ William M. Feathers
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ John M. Eyerman
Title:	Assistant Vice President

By:	/s/ Joseph Rauhala
Title:	Principal Officer

INTESA SANPAOLO S.P.A., as Lender

By:	/s/ Robert Wurster
Title:	Senior Vice President

By:	/s/ Sergio Maggioni
Title:	FVP & Head of Business

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Clifford Hoppe
Title:	Second Vice President

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH, as Lender

By:	/s/ Andrew Xuejun Mao
Title:	Assistant General Manager

COMMITMENT SCHEDULE

BANK	COMMITMENT
Bank of America, N.A.	$160,000,000
Citibank, N.A.	$160,000,000
HSBC Bank USA, National Association	$160,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$130,000,000
Deutsche Bank AG New York Branch	$130,000,000
The Royal Bank of Scotland plc	$130,000,000
Wells Fargo Bank, N.A.	$130,000,000
JPMorgan Chase Bank, N.A.	$100,000,000
Sovereign Bank	$100,000,000
Credit Suisse AG, Cayman Islands Branch	$100,000,000
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$100,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
Société Générale	$75,000,000
The Bank of New York Mellon	$75,000,000
U.S. Bank National Association	$50,000,000
Intesa Sanpaolo S.p.A.	$25,000,000
The Northern Trust Company	$25,000,000
China Merchants Bank Co., Ltd. New York Branch	$25,000,000

TOTAL	$1,750,000,000

MANDATORY COST SCHEDULE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, in each case, in respect of the Loans.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Group of Loans of all the Lenders) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating Economic and Monetary Union will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the relevant Group of Loans of all the Lenders made from such Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such Applicable Lending Office.

4. The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a) in relation to a Revolving Credit Loan denominated in Sterling:

AB + C(B – D) + E x 0.01	% per annum
100 – (A + C)

(b) in relation to a Loan denominated in any currency other than Sterling:

E x 0.01	% per annum.
300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Euro-Currency Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.07(d) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Applicable Lending Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13. The Administrative Agent may from time to time, after consultation with the Guarantor and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

EXHIBIT A

NOTE

New York, New York

                , 201_

For value received, [NAME OF BORROWER] (the “Borrower”), promises to pay to the order of                      (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made (i) if in Dollars, in lawful money of the United States in immediately available funds at the office of Bank of America, N.A., at Mail Code: NC1-001-04-39, One Independence Center, 101 N. Tryon Street, Charlotte, NC 28255-0001 or (ii) if in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency at the place specified for payment thereof pursuant to the Credit Agreement.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of July 26, 2011 among Praxair, Inc., a Delaware corporation, the Eligible Subsidiaries referred to therein, the Lenders listed therein and Bank of America, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[NAME OF BORROWER]

By:
Name:
Title:

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Currency and Amount of Loan	Type of Loan	Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B - Competitive Bid Quote Request

Form of Competitive Bid Quote Request

[Date]

To:	Bank of America, N.A.
(the “Administrative Agent”)

From:	[Name of Borrower] (the “Borrower”)

Re:	Credit Agreement (as the same may be amended from time to time, the “Credit Agreement”) dated as of July 26, 2011 among Praxair, Inc., the Eligible Subsidiaries referred to therein, the Lenders listed therein and Bank of America, N.A., as Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount*	Interest Period**
[$]
[Can $]

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the Euro-Currency Base Rate.]

Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

[NAME OF BORROWER]

By
Name:
Title:

*	Amount must be not less than $5,000,000, and, in the case of Dollar-Denominated Loans, a multiple of $1,000,000.
**	Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C - Invitation for Competitive Bid Quotes

Form of Invitation for Competitive Bid Quotes

To:	[Name of Lender]

Re:	Invitation for Competitive Bid Quotes to [Name of Borrower] (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of July 26, 2011 among Praxair, Inc., the Eligible Subsidiaries referred to therein, the Lenders listed therein and Bank of America, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”) we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period
[$]
[Can $]

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the Euro-Currency Base Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By
Authorized Officer

EXHIBIT D - Competitive Bid Quote

Form of Competitive Bid Quote

To:	Bank of America, N.A., as Administrative Agent

Re:	Competitive Bid Quote to [Name of Borrower] (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                         ,             , we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Lender:
2.	Person to contact at Quoting Lender:

3.	Date of Borrowing: *
4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	Competitive Bid [Margin****] [Absolute Rate*****]
[$]
[Can $]

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $                        .]**

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of July 26, 2011 among Praxair, Inc., the Eligible Subsidiaries referred to therein, the Lenders listed therein,

*	As specified in the related Invitation.
**	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Each bid must be not less than $5,000,000, and, in the case of Dollar-Denominated Loans, a multiple of $1,000,000.
***	Not less than one month (LIBOR auction) or not less than 7 days (Absolute Rate Auction), as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
****	Margin over or under the Euro-Currency Base Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000th of 1%) and specify whether “PLUS” or “MINUS”.
*****	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

yourselves, as Administrative Agent, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated: __________	By:
Authorized Officer

EXHIBIT E

OPINION OF CAHILL GORDON & REINDEL LLP,

COUNSEL FOR THE COMPANY

July 26, 2011

To the Lenders and the Administrative Agent

  Referred to Below

c/o Bank of America, N.A.

  as Administrative Agent

  1455 Market Street, 5th Floor

  Mail Code: CA5-701-05-19

  San Francisco, CA 94103-1399

  Attention: Bridgett J. Manduk

Re: Praxair, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Praxair, Inc., a Delaware corporation (the “Company”), in connection with the Credit Agreement (the “Credit Agreement”) dated as of July 26, 2011 among the Company, the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In such capacity, we have examined the Credit Agreement and certain corporate records, instruments and other documents. As to various questions of fact material to our opinion, we have relied upon and assumed the accuracy of (i) the representations and warranties contained in the Credit Agreement, (ii) certificates or other documents furnished by the Company and the officers of the Company and (iii) certificates from various state authorities and public officials.

In connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the appropriate authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies. We have further assumed the due authorization, execution and delivery of the Credit Agreement by, or on behalf of, all parties thereto, other than the Company.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation under the laws of the States of Connecticut and New York.

2.	The Company has the corporate power and corporate authority to execute, deliver and perform its obligations under the Credit Agreement.

3.	The execution, delivery and performance by the Company of the Credit Agreement have been duly authorized by all requisite corporate action on the part of the Company.

4.	The Credit Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equity principles (regardless of whether considered in a proceeding in equity or at law).

5.	The execution, delivery and performance by the Company of the Credit Agreement do not violate any law of the United States of America or the State of New York or the General Corporation Law of the State of Delaware, except for such violations that would not have a Material Adverse Effect.

6.	No consent or approval of, or action by or filing with, any court or administrative or governmental body is required under the General Corporation Law of the State of Delaware or the laws of the State of New York or the United States of America for the Company to execute and deliver the Credit Agreement and to perform its obligations thereunder.

7.	The execution, delivery and performance by the Company of the Credit Agreement will not (i) violate the certificate of incorporation or bylaws of the Company or (ii) result in a breach of, or constitute a default under, or require any consent under, any agreement of the Company listed on Schedule A hereto, except where such violation or default would not have a Material Adverse Effect; provided that we express no opinion as to compliance with any financial test in any such agreement or any cross-default provision triggered by any agreement that is not covered by this clause (ii).

Our opinions set forth above are also subject to the following qualifications:

A. New York courts or Federal courts applying New York law may deny or limit the enforceability of clauses or provisions that purport to: (i) provide for the choice of law governing the Credit Agreement, (ii) give the right of specific performance, (iii) limit or expand the rights of set-off, (iv) require that provisions thereof be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or courses of conduct have been created modifying any provisions of such documents, (v) waive demand by any Obligor or (vi) waive any right to trial by jury.

B. We express no opinion as to any Lender’s or Agent’s right to collect any payment to the extent that such payment constitutes a penalty, forfeiture or late charge.

C. We express no opinion as to the effect, if any, of any law of any jurisdiction (other than the State of New York) in which any Lender or any Obligor is located or where enforcement of the Credit Agreement may be sought that limits the rate of interest that such Lender may charge or collect.

D. We express no opinion as to any contractual provisions purporting to provide indemnification insofar as such indemnification might be deemed inconsistent with public policy.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is furnished at the request of the Company pursuant to Section 3.01(b) of the Credit Agreement by us as special counsel for the Company to you as Lenders and Agents, is rendered solely to, and is intended solely for the benefit of, (i) the Administrative Agent, the Lead Arrangers and their successors and (ii) the Lenders under the Credit Agreement and their successors and permitted assigns who we have been advised in writing have become Lenders during the primary syndication of the facilities under the Credit Agreement (and in any event, within 30 days of the date hereof), in each case, in connection with the transactions contemplated in the Loan Documents. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent. The opinions we express herein are as of the date hereof, and we do not assume or undertake any responsibility or obligation to supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in the law which may occur after the date hereof.

Very truly yours,

Schedule A

1. Facility Agreement dated as of November 2, 2005 among Praxair Euroholding, S.L., the Lenders party thereto, Bank of America, N.A., as Syndication Agent, and Citibank International plc, as Facility Agent and Documentation Agent.

2. Facility Agreement dated as of November 2, 2005 among Praxair Canada Inc., the Lenders party thereto, Bank of America, N.A., as Syndication Agent, and Citibank, N.A., as Administrative Agent.

3. Indenture, dated as of July 15, 1992, between Praxair, Inc. and U.S. Bank National Association, as the ultimate successor trustee.

EXHIBIT F

ELECTION TO PARTICIPATE

                         , 201

Bank of America, N.A.,

as Administrative Agent for

  the Lenders party to the Credit

  Agreement dated as of July 26, 2011

  among Praxair, Inc.,

  the Eligible Subsidiaries referred to therein,

  such Lenders, and the Administrative Agent,

  (as the same may be amended from time

  to time, the “Credit Agreement”)

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary], a [jurisdiction] [type of entity], hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.09 thereof, as if the undersigned were a signatory party thereto as an Eligible Subsidiary.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Name:
Title:

The undersigned confirms that [Name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

PRAXAIR, INC.

By:
Name:
Title:

Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G

ELECTION TO TERMINATE

                    , 201

Bank of America, N.A., as

Administrative Agent for

  the Lenders party to the Credit

  Agreement dated as of July 26, 2011

  among Praxair, Inc.,

  the Eligible Subsidiaries referred to therein,

  such Lenders, and the Administrative Agent,

  (as the same may be amended from time

  to time, the “Credit Agreement”)

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary], a [jurisdiction] [type of entity], hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned represents and warrants that all principal and interest on all Loans made to the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or before the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned heretofore incurred under the Credit Agreement or any Note.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Name:
Title:

The undersigned confirms that [Name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

PRAXAIR, INC.

By:
Name:
Title:

Receipt of the above Election to Terminate is acknowledged on and as of the date set forth above.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORM OF OPINION OF COUNSEL FOR AN ELIGIBLE SUBSIDIARY

1. The Borrower is a [entity] validly existing and in good standing2 under the laws of [Jurisdiction of organization] ].

2. The execution and delivery by the Borrower of its Election to Participate and its Notes, if any, and the performance by the Borrower of the Credit Agreement and its Notes, if any, are within the Borrower’s [corporate/organizational] powers, have been duly authorized by all necessary [corporate/organizational] action, require no action by or in respect of, or filing with, any governmental body, agency or official under any Applicable Law [to be defined], do not violate any provision of Applicable Law, any judgment, injunction, order or decree known to [me] [us] to be applicable to the Borrower (“Applicable Judgment”) or the [describe organizational documents] of the Borrower, except for such violations that would not have a Material Adverse Effect, do not constitute a default under any agreement or instrument [known to us which are binding upon the Borrower or the Company or any of its Subsidiaries] [listed on an exhibit to such opinion] (“Applicable Agreement”), except where such default would not have a Material Adverse Effect, and do not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries under any Applicable Law, Applicable Judgment or Applicable Agreement.

3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and its Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

[2]	To the extent the concept is applicable in jurisdiction

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of                 , 20     among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), PRAXAIR, INC. (the “Company”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) and [ISSUING BANK(S)], as Issuing Lender(s).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of July 26, 2011 among the Company, the Eligible Subsidiaries referred to therein, the Assignor and the other Lenders party thereto, as Lenders, and the Administrative Agent (the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate Dollar Amount at any time outstanding not to exceed $    ,000,000;

WHEREAS, [Syndicated] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $             are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total Dollar Amount available for drawing thereunder of $             are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents in respect of a portion of its Commitment thereunder in an amount equal to $             (the “Assigned Amount”), together with a corresponding portion of its outstanding [Syndicated] Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Syndicated Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.3 It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 4. Consents. This Agreement is conditioned upon the consent of [the Company,] the Issuing Lenders [and the Administrative Agent] pursuant to Section 11.06 of the Credit Agreement. The execution of this Agreement by [the Company,] the Issuing Lenders [and the Administrative Agent, as applicable,] is evidence of this consent.

Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Company or any of its Subsidiaries, or the validity and enforceability of the obligations of the Company or any of its Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company and its Subsidiaries.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid to the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

[PRAXAIR, INC.]

By:
Title:

[BANK OF AMERICA, N.A.]

By:
Title:

[ISSUING BANK]

By:
Title:

EXHIBIT J

EXTENSION AGREEMENT

Bank of America, N.A.,

    as Administrative Agent

    under the Credit Agreement

    referred to below

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103-1399

Attn: Bridgett J. Manduk

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Credit Agreement dated as of July 26, 2011 (as amended from time to time, the “Credit Agreement”) among Praxair, Inc., a Delaware corporation (the “Company”), the Eligible Subsidiaries referred to therein, the Lenders party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

PRAXAIR, INC.

By:
Name:
Title:

Agreed and accepted:

BANK OF AMERICA, as Administrative Agent

By:
Name:
Title: